UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, DENVER, CO (Address of Principal Executive Offices)	80220 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 19, 2009, Berry Petroleum Company  (the “Company”) entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement dated as of July 15, 2008, (the “Credit Agreement”), with Wells Fargo Bank, N.A. and other lenders.  One hundred percent of the lenders in the Credit Agreement approved the Second Amendment.

The Credit Agreement is a $1.5 billion secured revolving facility, originally providing an initial borrowing base of $1.25 billion.  The Second Amendment increases the maximum EBITDAX to total funded debt ratio to 4.75 through year-end 2009, to 4.50 through year-end 2010 and to 4.0 through year-end 2011.  Additionally, the write off of $38.5 million to bad debt expense associated with the bankruptcy of Big West will be excluded from the calculation of EBITDAX.  The LIBOR and prime rate margins increased to between 2.25% and 3.0% based on the ratio of credit outstanding to the borrowing base.  Additionally, the annual commitment fee on the unused portion of the credit facility increased to 0.50%, regardless of the amount outstanding.  The deferred costs of this amendment of $4.5 million will be amortized over the remaining term of the facility.

The Amendment contains usual and customary conditions, representations, and warranties.  A copy of the Amendment is attached as an exhibit to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Amended and Restated Credit Agreement by and among Berry Petroleum Company, Wells Fargo Bank, N.A., and other lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: February 20, 2009